Exhibit 5.1

[MESSERLI & KRAMER P.A. LETTERHEAD]

September 24 , 2012

Asure Software, Inc.
110 Wild Basin Road, Suite 100
Austin, Texas 78746

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Asure Software, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of the offer and resale of 447,000 shares of common stock of the Company, par value $0.01 per share, currently outstanding (the “Outstanding Shares”), and 105,000 shares of common stock of the Company, par value $0.01 per share (the “Note Shares”), issuable upon conversion of the outstanding 9.0% subordinated convertible notes due 2014 of the Company (the “Notes”), pursuant to the Company’s registration statement on Form S-3 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission on the date hereof, on behalf of those certain selling shareholders named therein (the “Selling Shareholders”).

In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.  In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that:

1.             the Outstanding Shares being registered for resale by the Selling Shareholders under the Registration Statement have been duly authorized and validly issued, and are fully paid and non-assessable; and

2.             the Note Shares being registered for resale by the Selling Shareholders under the Registration Statement have been duly authorized, and when issued upon conversion and in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable.

We express no opinion with respect to laws other than those of the States of Minnesota and Delaware and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, to its use as part of the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

Very truly yours,

/s/ Messerli & Kramer P.A.

MESSERLI & KRAMER P.A.